Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET CAMBRIDGE, MA 02142	T: 617.491.9700 F: 617.621.0430 WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports First Quarter 2015 Financial Results

CAMBRIDGE, MA — May 1, 2015 — Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA) today reported its financial results for the first quarter ended March 31, 2015.

For the first quarter of 2015, the company reported a net loss of $(21.9) million, or $(0.40) per share, compared to a net loss of $(27.4) million, or $(0.53) per share for the same period in 2014. At March 31, 2015, the company had cash, cash equivalents, and marketable securities of $198.7 million.

“The recent FDA approval of the ANDA for Glatopa™, the first generic version of daily COPAXONE 20 mg, was another proud moment for our Company,” said Craig Wheeler, President and CEO, Momenta Pharmaceuticals. “This approval further validates Momenta’s approach of using innovative physicochemical and biologic characterization to develop complex generics, biosimilars and novel drugs. The approval of Glatopa truly advances our goal of increasing patient access to this high quality, more affordable medicine.”

First Quarter Highlights and Recent Events

Complex Generics:

GlatopaTM, generic version of daily COPAXONE® 20 mg (glatiramer acetate injection)

•                  On April 16, 2015, Glatopa was approved by the FDA as the first and only “AP-rated,” substitutable generic version of daily COPAXONE 20 mg. The Company earned a $10.0 million milestone for the sole approval under its collaboration agreement with Sandoz.

•                  On January 20, 2015, the United States Supreme Court vacated the 2013 decision of the Court of Appeals for the Federal Circuit (CAFC) which found several of the daily COPAXONE (20 mg/mL injection) patents invalid for being indefinite, including the one remaining patent which expires on September 1, 2015. At the request of the appeals court, all parties submitted abbreviated briefs on March 2, 2015.  On April 16, 2015 Sandoz and Momenta sent the appeals court a request for an expedited decision with appeal to follow based on the FDA approval of Glatopa. The Company expects the appeals court to issue a decision at any time.

•                  The ANDA for a three-times-a-week generic COPAXONE 40 mg (glatiramer acetate injection), submitted by Sandoz, is under FDA review.

Enoxaparin Sodium Injection

•                  In the first quarter of 2015, Momenta earned $2.7 million in product revenues from enoxaparin sodium injection based on Sandoz reported net sales of $25.9 million.

•                  The Company continues to pursue the patent infringement case related to Momenta’s U.S. Pat. 7,575,886 against Amphastar and Teva. In a 2012 decision, the CAFC vacated a preliminary injunction based on the Hatch Waxman “safe harbor” (Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc. Fed. Cir. Aug. 3, 2012). The safe harbor issue is on appeal and a CAFC hearing has been scheduled for May 4, 2015 with a decision expected in 2015.

Biosimilars:

•                  In February 2015, Momenta and Baxter initiated a randomized, double-blind, single-dose study in healthy volunteers to compare the pharmacokinetics, safety, tolerability and immunogenicity of M923, a biosimilar version of HUMIRA® (adalimumab), versus HUMIRA.  The companies expect to have data from this study in the fourth quarter of 2015.  The target date for the first regulatory submission for approval is 2017.

•                  On February 16, 2015, Baxter terminated its license to M834, a biosimilar version of ORENCIA® (abatacept).  Baxter also let expire its right to select additional targets for biosimilar development under the collaboration.

•                  Momenta continues to develop M834 and its portfolio of early stage biosimilar candidates and is in active discussions with potential collaboration partners to assist in their development and commercialization.

Novel Drugs:

Necuparanib (novel oncology candidate)

•                  Momenta’s Phase 2 trial to evaluate the antitumor activity of necuparanib in combination with Abraxane® (nab-paclitaxel) plus gemcitabine, versus Abraxane plus gemcitabine alone, is currently enrolling. The Company expects to have clinical data available as early as the end of 2016 or in the first half of 2017.

•                  Mature data from Momenta’s Phase 1 study evaluating necuparanib in combination with Abraxane and gemcitabine in patients with metastatic pancreatic cancer will be presented at the upcoming ASCO meeting on June 1, 2015 in Chicago, IL.

Autoimmune Drugs

Momenta’s three novel autoimmune candidates are in preclinical development.  These candidates include a hyper-sialylated IVIg (hsIVIg), a high potency alternative to IVIg, and two recombinant molecules: a Selective Immunomodulator of Fc receptors (SIF3) and an anti-FcRn monoclonal antibody. The recombinant molecules have been designed by leveraging the Company’s knowledge of the anti-inflammatory effects of IVIg to maximize therapeutic benefit and patient convenience. Momenta believes these programs could have potential in a range of diseases that currently have few treatment options such as autoimmune neuropathies, autoimmune blood disorders and blistering skin diseases. The Company expects to advance the recombinant candidates with a goal of entering the clinic in late 2016, and is pursuing potential partnering opportunities for the further development and commercialization of its hsIVIg program.

First Quarter 2015 Financial Results

Total revenues for the first quarter of 2015 were $8.6 million (including enoxaparin product revenue of $2.7 million), compared to $10.8 million (including enoxaparin product revenue of $4.8 million) for the same period in 2014. Sandoz reported first quarter 2015 enoxaparin net sales of $25.9 million versus $47.5 million for the first quarter 2014. The entry of a new competitor in the first quarter of 2015 led to lower unit sales and reduced market share, as well as lower prices in response to competitor pricing reductions. Collaborative research and development revenue for the first quarter of 2015 was $5.8 million, comparable to the $6.0 million recorded in the same quarter last year.

Research and development expenses for the first quarter of 2015 were $22.7 million, compared to $26.7 million for the same period in 2014. The decrease of $4.0 million in research and development expenses from the first quarter of 2014 to the first quarter of 2015 was primarily due to the reversal of prior period stock compensation expense associated with performance based stock awards.  In 2011 and 2012 the Company granted broad-based performance stock awards that vested 50% upon approval of the M356 ANDA and 50% one year later.  The awards were scheduled to expire March 28, 2015.  In March 2015, the Company amended the awards to extend the performance period to September 2015, but with share amounts that decreased monthly. Upon the amendment, stock compensation previously recognized was reversed and stock compensation in the first quarter was recognized ratably based on the April 2015 M356 ANDA approval.  In the first quarter of 2015 research and development expense included a stock compensation credit of $5.1 million and expense of $1.5 million relating to the performance grants.

General and administrative expenses for the quarter ended March 31, 2015, were $7.9 million, compared with $11.7 million for the same period in 2014. The decrease of $3.8 million from 2014 to 2015 was primarily due to the reversal of prior period stock compensation expenses associated with performance based stock awards. In the first quarter of 2015 general and administrative expense included a stock compensation credit of $5.4 million and expense of $1.5 million relating to the performance grants.

At March 31, 2015, Momenta had $198.7 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $20.7 million, of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the company’s two leased facilities.

In May 2014 the Company entered into an “At the Market” (ATM) Equity Offering Sales Agreement with Stifel, Nicolaus & Company under which the Company could offer and sell shares of its common stock having an aggregate offering price of up to $75 million from time to time through Stifel.  In the first quarter of 2015, the Company recorded net proceeds of $33.7 million from the sale of 2.6 million shares of common stock sold through the ATM.  From April 1 through April 20, 2015, the Company recorded net proceeds of $21.5 million from the sale of 1.4 million shares of common stock sold through the ATM bringing aggregate total cumulative amount sold under the ATM to $75 million, completing the sales under the agreement.

On April 21, 2015 Momenta entered into a second ATM agreement with Stifel under which the Company may offer and sell shares of its common stock having an aggregate offering price of up to $75 million.  From April 21 through April 30, 2015 the Company recorded net proceeds of $6.9 million from the sale of 0.4 million shares of common stock sold through the ATM.

Financial Guidance

Today, Momenta provided guidance that its net cash usage, excluding revenue from the approval and potential launch of Glatopa, and excluding revenue from any potential new collaboration(s), will be approximately $28 to $32 million per quarter for 2015. The projected cash burn for the second quarter will be offset by a $10.0 million milestone earned for the sole approval of M356 under the Sandoz collaboration.  In the quarter that Glatopa is launched, the Company will also earn an additional $10.0 million milestone from Sandoz.

Conference Call Information

Management will host a conference call and webcast today at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available for 90 days.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 15401350. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through May 8, 2015.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 15401350.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel therapeutics for oncology and autoimmune indications.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the Company’s future net cash usage, revenues and operating expense, timing for Glatopa launch and outcome of the patent litigation relating to Glatopa and the Company’s enoxaparin patents, future biosimilar program development plans, timing of presenting additional necuparanib trial data and the timing of clinical trials for the Company’s novel drug product candidates.  Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “hope,” “target,” “project,”

“goal,” “objective,” “guidance,” “plan,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “may,” “seek”, “should,” “will,” “would,” “look forward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those referred to under the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:	MEDIA CONTACT:
Sarah Carmody	Karen Sharma
Momenta Pharmaceuticals	MacDougall Biomedical Communications
1-617-395-5189	1-781-235-3060
IR@momentapharma.com	Momenta@macbiocom.com

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and marketable securities	$198,704	$191,529
Accounts receivable	5,872	7,427
Restricted cash	20,719	20,719
Other assets	34,459	36,541
Total assets	$259,754	$256,216
Liabilities and Stockholders’ Equity
Current liabilities	$23,113	$23,789
Deferred revenue, net of current portion	19,541	25,508
Other long-term liabilities	400	551
Stockholders’ equity	216,700	206,368
Total liabilities and stockholders’ equity	$259,754	$256,216

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Collaboration revenues:
Product revenue	$2,722	$4,812
Research and development revenue	5,840	5,973
Total collaboration revenue	8,562	10,785

Operating expenses:
Research and development*	22,749	26,692
General and administrative*	7,890	11,717
Total operating expenses	30,639	38,409

Operating loss	(22,077)	(27,624)

Other income:
Interest income	112	200
Other income	88	62
Total other income	200	262

Net loss	$(21,877)	$(27,362)

Basic and diluted net loss per share	$(0.40)	$(0.53)

Weighted average shares used in computing basic and diluted net loss per share	54,492	51,356

Comprehensive loss:
Net loss	$(21,877)	$(27,362)
Net unrealized holding gains (losses) on available-for-sale marketable securities	18	(16)
Comprehensive loss	$(21,859)	$(27,378)

* Non-cash share-based compensation (income) expense included in operating expenses is as follows:

Research and development	$(2,215)	$1,545
General and administrative	$(2,170)	$1,906